EXHIBIT 10.23

                               GSE SYSTEMS, INC.

                                   FORM 10-K

                      For the Year Ended December 31, 1997



                           INDEMNIFICATION AGREEMENT


        THIS INDEMNIFICATION AGREEMENT ("Agreement") is made as of this 2nd day of February, 1998 by and between GENUS CORPORATION, a Maryland corporation ("Genus") and GSE POWER SYSTEMS, INC., a Delaware corporation ("GSE").


                                   RECITALS:

        A. Pursuant to that certain Amended and Restated Lease Agreement dated January 27, 1993 (the "Lease") between GSE, as tenant, and CCP Development Limited Partnership No., LLC, a Maryland limited liability company ("CCP"), as landlord, GSE leased certain space in an office building located at 8930 Stanford Boulevard, Columbia, Maryland (the " Building ").

        B. 8930 Stanford Boulevard, LLC, a Delaware limited liability company ("Allied") has entered into an agreement to purchase the Building from CCP. Upon closing of that transaction, Allied will succeed to all of CCP's rights under the Lease.

        C. Pursuant to that certain Lease Termination Agreement between GSE and Allied, executed simultaneously herewith, (the "Termination Agreement") GSE and Allied have agreed that the Lease shall terminate on April 30, 1998, and that GSE shall vacate the Building on or before April 30, 1998.

        D. Simultaneously with the termination of the Lease, Allied shall enter into a new lease with Genus for the Building (the "New Lease").

        E. As a condition to its entering into the New Lease, Allied has required that GSE provide Allied a letter of credit (the "Letter of Credit") in the initial amount of Six Hundred Thirty Thousand Dollars ($630,000.00) to secure Genus's obligations under the New Lease for five (5) years.

        F. GSE is willing to give Allied the Letter of Credit to secure Genus's obligations under the New Lease in consideration for Genus's agreement to indemnify, hold harmless and defend GSE on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing premises, Genus, GSE and GSE Systems hereby agree as follows:

        1. Genus' Indemnification of GSE. Genus shall indemnify, hold harmless and defend GSE from and against, to the extent arising pursuant to Section 6(b)(ii) of the Termination Agreement: (a) any and all amounts drawn by Allied on the Letter of Credit or any replacement thereof; and (b) all reasonable costs and expenses (including reasonable attorney's fees) incurred by GSE in connection with any action, suit, proceeding, demand or judgment incident to any draw or attempt by Allied to draw on the Letter of Credit or any replacement thereof.

        2. Liquidated Damages and Expenses on Account of Holdover. In the event that (i) GSE does not vacate the Building on or before September 15, 1998, (ii) that Allied fails to deliver the Building to Genus in accordance with Article 3 of the New Lease as a result of GSE's failure to timely vacate as required under the Termination Agreement, and (iii) Genus terminates the New Lease in accordance with Article 3 of the New Lease, GSE shall pay to Genus, an amount


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equal to the Annual Base Rental that would have been abated pursuant to Article
3 of the New Lease on account of delay in delivery of the Building by Allied, which amount is stipulated as one million one hundred seventy thousand eight hundred twenty-one and 10/100 dollars ($1,170,821.10) it being agreed that such payment is liquidated damages and not a penalty and such liquidated damages are a reasonable estimation of Genus' damages on account of such termination); and
(b) all reasonable costs and expenses (including reasonable attorneys' fees) incurred by Genus in connection with any action, suit, proceeding, demand or judgment incident to GSE failure to timely vacate the Building.

        3. Payments and Interest. Genus shall pay to GSE any and all amounts due pursuant to Section 1 within ten days of written notice from GSE that Allied has made a draw on the Letter of Credit or that GSE has incurred the costs and expenses identified in Section l(b). GSE shall pay to Genus any and all amounts pursuant to Section 2 herein thirty days after written notice from Genus that all of the preconditions in Section 2 have been satisfied. Any amount not paid within such ten-day or thirty-day period, as appropriate, shall bear interest from the date due until paid at a rate per annum equal to three (3) percentage points above the prime rate of interest charged by U.S. money center commercial banks as published in The Wall Street Journal, such prime rate to change from time to time as and when the change is reported.

        5. Miscellaneous. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of Maryland, (b) may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement, (c) constitutes the final and entire agreement between Genus and GSE with respect to the matters set forth herein, and (d) shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, successors and assigns. If any provision shall be deemed severable, the remaining provisions hereof shall continue in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                      GENUS CORPORATION


                                      By:    /S/  Bernaldo J. Dancel
                                             -----------------------------
                                      Title: President
                                             -----------------------------



                                      GSE POWER SYSTEMS, INC.


                                      By:    /S/  Robert W. Stroup
                                             -----------------------------
                                      Title: Executive Vice President
                                             -----------------------------


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                               JOINDER OF PARENT

        By its execution hereof, GSE Systems, Inc., a Delaware corporation, parent of GSE Power Systems, Inc., hereby guarantees to Genus, GSE's payment in full of its obligations to Genus under this Indemnification Agreement and all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by Genus in connection with collecting any amounts not paid by GSE when due to Genus hereunder.





                                      GSE SYSTEMS, INC.


                                      By:    /S/  Robert W. Stroup
                                             -----------------------------
                                      Title: Executive Vice President
                                             -----------------------------






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